Press Release

Spirit Realty Capital, Inc. Announces
First Quarter 2016 Financial and Operating Results
- AFFO Grows 11.9% Year over Year, $0.22 per Diluted Share -
- Disposed of 33 Properties Generating Gross Proceeds of $91 Million -
- Acquired 15 Properties for $76 Million -
- Obtains Investment Grade Ratings -

Scottsdale, AZ-May 4, 2016-Spirit Realty Capital, Inc. (NYSE: SRC) ("Spirit" or the "Company"), a premier net lease real estate investment trust (REIT) that invests in single-tenant, operationally essential real estate, today announced that it has released its financial and operating results for the three months ended March 31, 2016.

Thomas H. Nolan, Jr., Chairman and Chief Executive Officer stated, “We continue to make progress in our long-term strategic plan to grow and diversify our portfolio of high quality net lease assets while strengthening our capital structure in order to improve our access to and lower our cost of capital. Post quarter end, we further strengthened our balance sheet through a well-timed capital raise that resulted in net proceeds of approximately $368.9 million. Furthermore, having received two investment grade ratings from S&P and Fitch enhances our access to the unsecured debt markets. We remain quite confident in our ability to continue to drive predictable cash flows from our diversified portfolio as we create meaningful shareholder value through active portfolio management and accretive acquisitions.”

First Quarter 2016 Highlights

•	Rental revenue increased 4.7% to $161.8 million compared to $154.5 million during the same period a year ago.

•	AFFO increased 11.9% to $97.9 million compared to the same period a year ago.

•	AFFO per share increased to $0.22 per diluted share, representing a 4.4% increase compared to the same period a year ago.

•	Net income and FFO per share remained consistent with the comparable period a year ago at $0.06 and $0.20 per share, respectively.

Acquisitions and Dispositions

•
Closed 9 real estate transactions totaling $75.6 million, which added 15 properties to our portfolio, earning an initial weighted average cash yield of 8.09% under leases with a weighted average term of 15.6 years.

•	Disposed of 33 properties generating gross proceeds of $91.4 million with a weighted average capitalization rate of 6.37%, resulting in an overall gain on sale of $12.6 million.

Financial Results
Total revenues for the three months ended March 31, 2016 increased 3.7% to $168.4 million, compared to $162.3 million in the first quarter of 2015.
Net income attributable to common stockholders increased slightly for the three months ended March 31, 2016 to $26.0 million, or $0.06 per share, compared to net income of $25.3 million, or $0.06 per share for the same period in 2015.
Funds from Operations ("FFO") for the three months ended March 31, 2016 increased to $90.5 million, or $0.20 per diluted share, compared to $81.7 million, or $0.20 per diluted share for the same period in 2015.
Adjusted Funds from Operations ("AFFO") for the three months ended March 31, 2016 increased to $97.9 million, or $0.22 per diluted share, compared to $87.5 million and $0.21 per diluted share for the same period in 2015.
Portfolio Highlights
At March 31, 2016, Spirit's diversified real estate portfolio, which was comprised of 2,610 properties, was essentially fully occupied at 98.7%. In the first quarter, the Company renewed 16 of its 19 expiring leases, or 84%.
Balance Sheet, Liquidity and Capital Markets

•	Adjusted Debt to Annualized Adjusted EBITDA was 6.8x as of March 31, 2016, compared to 7.5x at March 31, 2015 and 6.9x at December 31, 2015.

•	Unencumbered assets totaled $3.3 billion at March 31, 2016, or approximately 41% of Spirit's gross real estate investment.

•	Extinguished $103.8 million of secured debt that had a 6.72% weighted average stated rate.

•
Sold 1.3 million shares of common stock under the Company's ATM Program, at a weighted average share price of $11.10, generating aggregate net proceeds of $13.9 million. Subsequent to March 31, 2016, Spirit sold an additional 1.7 million shares of its common stock under its ATM Program, at a weighted average share price of $11.22, for aggregate net proceeds of $19.1 million.

•
On April 15, 2016, closed on a public offering of 34.5 million shares of its common stock generating net proceeds of $368.9 million at a price of $11.15 per share. Proceeds will be used to prepay debt, fund acquisitions and for general corporate purposes.

•	On April 26, 2016, the Company announced that it had received investment grade ratings from Fitch Ratings and Standard & Poor’s Ratings Services.

•	Subsequent to quarter end, expanded the Company’s $600 million credit facility to $800 million.

•
As of May 3, 2016, Spirit had approximately $12.0 million in cash and cash equivalents on its balance sheet and had no amounts drawn under each of its $800.0 million credit facility and $370.0 million Term Loan.

Dividend
During the first quarter 2016, Spirit's Board of Directors declared a quarterly cash dividend of $0.175 per share, which equates to an annualized dividend of $0.70 per share. The quarterly dividend was paid on April 15, 2016 to shareholders of record as of March 31, 2016.
2016 Guidance
The Company's 2016 AFFO guidance range is $0.88 to $0.91 per share. The 2016 AFFO guidance equates to anticipated net income (excluding items not reflective of ongoing operations) of $0.32 to $0.35 per share plus $0.56 per share of expected real estate depreciation and amortization and less than $0.01 per share related to non-cash items and real estate transaction costs.

Earnings Webcast and Conference Call
The Company's first quarter 2016 earnings conference call is scheduled for Thursday, May 5, 2016 at 11:00 am Eastern Time. The webcast link can be located in the investor relations section of the Company’s website at www.spiritrealty.com. The dial-in information and other pertinent details relating to the earnings conference call can be obtained on the investor relations section of the Company's website at www.spiritrealty.com.

Supplemental Package
A supplemental financial and operating report that contains non-GAAP measures and other defined terms, along with this press release has been posted to the investor relations section of the Company's website at www.spiritrealty.com/investors.

About Spirit Realty Capital
Spirit Realty Capital, Inc. (NYSE: SRC) is a premier net-lease real estate investment trust (REIT) that invests in and manages a portfolio primarily of single-tenant, operationally essential real estate assets throughout the United States.  Single-tenant, operationally essential real estate generally refers to free-standing, commercial real estate facilities where our tenants conduct business activities that are essential to the generation of their sales and profits.  Our properties are frequently acquired through strategic sale-leaseback transactions and are predominantly leased on a long-term, triple-net basis to high-quality tenants.

Founded in 2003, we are an established net-lease REIT with a proven growth strategy and a seasoned management team focused on producing superior risk adjusted returns.  As of March 31, 2016, our undepreciated gross real estate investment portfolio was approximately $8.25 billion, representing investments in 2,610 properties, including 143 properties securing mortgage loans made by the Company. Our properties are leased to approximately 435 tenants who represent 28 diverse industries across 49 states.

More information about Spirit Realty Capital can be found on the investor relations section of the Company's website at www.spiritrealty.com.

Investor Contact:
(480) 315-6634
InvestorRelations@spiritrealty.com

Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements can be identified by the use of words such as “expect,” “plan,” “will,” “estimate,” “project,” “intend,” “believe,” “guidance,” and other similar expressions that do not relate to historical matters. These forward-looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, Spirit’s continued ability to source new investments, risks associated with using debt to fund Spirit’s business activities (including refinancing and interest rate risks, changes in interest rates and/or credit spreads, changes in the price of our common stock, and conditions of the equity and debt capital markets, generally), unknown liabilities acquired in connection with acquired properties or interests in real-estate related entities, risks related to the relocation of our corporate headquarters to Dallas, Texas, general risks affecting the real estate industry and local real estate markets (including, without limitation, the market value of our properties, the inability to enter into or renew leases at favorable rates, portfolio occupancy varying from our expectations, dependence on tenants' financial condition and operating performance, and competition from other developers, owners and operators of real estate), potential fluctuations in the consumer price index, risks associated with our failure to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended, and other additional risks discussed in Spirit’s most recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. Spirit expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Notice Regarding Non-GAAP Financial Measures
In addition to U.S. GAAP financial measures, this press release and the referenced supplemental financial and operating report contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are included in the Appendix of the supplemental financial and operating report, which can be found in the investor relations section of our website.

SPIRIT REALTY CAPITAL, INC.
Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenues:
Rentals	$161,819	$154,518
Interest income on loans receivable	1,659	1,722
Earned income from direct financing leases	724	795
Tenant reimbursement income	3,824	4,631
Other income and interest from real estate transactions	331	621
Total revenues	168,357	162,287
Expenses:
General and administrative	11,649	12,600
Restructuring charges	649	—
Property costs	7,327	7,407
Real estate acquisition costs	57	1,093
Interest	53,017	57,914
Depreciation and amortization	64,664	66,296
Impairments	12,131	1,624
Total expenses	149,494	146,934
Income from continuing operations before other expense and income tax expense	18,863	15,353
Other expense:
Loss on debt extinguishment	(5,341)	(1,230)
Total other expense	(5,341)	(1,230)
Income from continuing operations before income tax expense	13,522	14,123
Income tax expense	(81)	(362)
Income from continuing operations	13,441	13,761
Discontinued operations:
Income from discontinued operations	—	227
Income before gain on disposition of assets	13,441	13,988
Gain on disposition of assets	12,562	11,336
Net income attributable to common stockholders	$26,003	$25,324
Net income per share of common stock—basic:
Continuing operations	$0.06	$0.06
Discontinued operations	—	—
Net income per share attributable to common stockholders—basic	$0.06	$0.06
Net income per share of common stock—diluted:
Continuing operations	$0.06	$0.06
Discontinued operations	—	—
Net income per share attributable to common stockholders—diluted	$0.06	$0.06
Weighted average shares of common stock outstanding:
Basic	441,365,927	411,017,895
Diluted	441,368,407	411,622,434
Dividends declared per common share issued	$0.17500	$0.17000

SPIRIT REALTY CAPITAL, INC.
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Data)

	March 31, 2016	December 31, 2015
	(Unaudited)
Assets
Investments:
Real estate investments:
Land and improvements	$2,679,409	$2,710,888
Buildings and improvements	4,767,151	4,816,481
Total real estate investments	7,446,560	7,527,369
Less: accumulated depreciation	(891,909)	(860,954)
	6,554,651	6,666,415
Loans receivable, net	101,602	104,003
Intangible lease assets, net	509,089	526,718
Real estate assets under direct financing leases, net	41,499	44,324
Real estate assets held for sale, net	115,423	85,145
Net investments	7,322,264	7,426,605
Cash and cash equivalents	8,992	21,790
Deferred costs and other assets, net	173,295	179,180
Goodwill	291,421	291,421
Total assets	$7,795,972	$7,918,996
Liabilities and stockholders’ equity
Liabilities:
Revolving Credit Facilities	$24,000	$—
Term Loan, net	332,019	322,902
Mortgages and notes payable, net	2,969,893	3,079,787
Convertible Notes, net	693,173	690,098
Total debt, net	4,019,085	4,092,787
Intangible lease liabilities, net	187,211	193,903
Accounts payable, accrued expenses and other liabilities	136,743	142,475
Total liabilities	4,343,039	4,429,165
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 750,000,000 shares authorized: 443,435,556 and 441,819,964 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	4,434	4,418
Capital in excess of par value	4,737,534	4,721,323
Accumulated deficit	(1,287,386)	(1,234,882)
Accumulated other comprehensive loss	(1,649)	(1,028)
Total stockholders’ equity	3,452,933	3,489,831
Total liabilities and stockholders’ equity	$7,795,972	$7,918,996

SPIRIT REALTY CAPITAL, INC.
Reconciliation of Non-GAAP Financial Measures
(In Thousands, Except Share and Per Share Data)
(Unaudited)

FFO and AFFO

	Three Months Ended March 31,
	2016	2015

Net income attributable to common stockholders	$26,003	$25,324
Add/(less):
Portfolio depreciation and amortization
Continuing operations	64,571	66,202
Portfolio impairments
Continuing operations	12,451	1,521
Discontinued operations	—	34
Realized gain on sales of real estate (1)	(12,562)	(11,338)
Total adjustments	64,460	56,419

FFO	$90,463	$81,743
Add/(less):
Loss on debt extinguishment	5,341	1,230
Restructuring charges	649	—
Other costs in general and administrative associated with headquarter relocation	812	—
Real estate acquisition costs	57	1,093
Non-cash interest expense	2,956	2,576
Accrued interest and fees on defaulted loans	1,855	1,822
Non-cash revenues	(6,587)	(4,809)
Non-cash compensation expense	2,305	3,827
Total adjustments to FFO	7,388	5,739

AFFO	$97,851	$87,482

Dividends declared to common stockholders	$77,601	$71,128
Net income per share of common stock
Basic (3)	$0.06	$0.06
Diluted (2) (3)	$0.06	$0.06
FFO per share of common stock
Diluted (2) (3)	$0.20	$0.20
AFFO per share of common stock
Diluted (2) (3)	$0.22	$0.21
Weighted average shares of common stock outstanding:
Basic	441,365,927	411,017,895
Diluted (2)	441,368,407	411,622,434
(1) Includes amounts related to discontinued operations.
(2) Assumes the issuance of potentially issuable shares unless the result would be anti-dilutive.
(3) For the three months ended March 31, 2016 and 2015, dividends paid to unvested restricted stockholders of $0.1 million and $0.2 million, respectively, are deducted from net income, FFO and AFFO attributable to common stockholders in the computation of per share amounts.